UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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L Brands, Inc.

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 19, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2016: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

April 8, 2016

DEAR STOCKHOLDER:

You are cordially invited to attend our 2016 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 19, 2016, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2016

April 8, 2016

TO THE STOCKHOLDERS OF L BRANDS, INC.:

We are pleased to invite you to attend our 2016 annual meeting of stockholders to:

•	Elect the three nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Vote on a proposal to amend the Certificate of Incorporation to remove supermajority voting requirements.

•	Hold an advisory vote to approve named executive officer compensation.

•	Vote on the stockholder proposal on proxy access, if properly presented at the meeting.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 24, 2016 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2016 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “L Brands” and the “Company” refer to L Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 8, 2016 to all stockholders entitled to vote. The Company’s 2015 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 19, 2016

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 24, 2016. As of the record date, there were 287,003,940 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s three nominees for director (as described on pages 5 and 6);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 14);

•

“FOR” the proposal to amend the Certificate of Incorporation to remove supermajority voting requirements (as described on pages 15 and 16), in recognition of the vote at the Company’s 2015 annual meeting of stockholders on a stockholder proposal addressing the same topic;

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 17 and 18); and

•	“AGAINST” the stockholder proposal (as described on pages 19 and 20).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2015 Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 24, 2016, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The proposal to amend the Certificate of Incorporation to remove supermajority voting requirements requires the affirmative vote of at least 75% of the outstanding shares of the Company entitled to vote at the annual meeting.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors and on the other proposals, except for the proposal to amend the Certificate of Incorporation to remove supermajority voting requirements, will be excluded entirely from the vote and will have no effect. Abstentions with respect to the proposal to amend the Certificate of Incorporation will have the same effect as a vote “against” the proposal.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountant, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board has nominated three directors for election at the annual meeting. If you elect the three nominees, they will hold office for a three-year term expiring at the 2019 annual meeting or until their successors have been elected. All nominees are currently serving on our Board.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. To ensure that the Board, Board committees and individual directors remain effective, the Nominating & Governance Committee oversees the annual evaluation of the Board, each Board committee and each individual director and recommends ways to improve performance. With respect to Board refreshment, the Nominating & Governance Committee is responsible for identifying candidates who are qualified to serve on the Board and, as part of that review process, considers the diversity of experience and expertise of the current directors and areas where new directors might add additional perspectives. In that regard, in the past four years, three new directors have been appointed to the Board. The considerations of the Nominating & Governance Committee in identifying potential candidates are described in further detail in “—Committees of the Board of Directors—Nominating & Governance Committee.” In addition to periodic Board refreshment, we believe that a variety of director tenures is beneficial to ensure Board quality and continuity of experience, as reflected in the current composition of our Board.

Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Nominating & Governance Committee and the Board to conclude, at the time each individual was nominated to serve on the Board, that he or she would provide valuable insight and guidance as a member of the Board.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:

Nominees and Directors

Nominees of the Board at the 2016 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 69

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch served as a director of Clearwire Corporation, a telecommunications company, from 2008 until 2013, NBCUniversal Enterprise, Inc., a media related company, from 2013 until 2014, Sprout Foods, Inc., a producer of organic baby food, from 2009 until 2015 and has served as a director of PJT Partners Inc., a financial advisory firm, since 2015. Mr. Hersch’s nomination is supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 77

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has served as director of Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, since 1994, and Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. Dr. Kollat also served as director of Big Lots, Inc., a retailer, from 1990 to 2013. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination is supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

Leslie H. Wexner	Director since 1963	Age 78

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for 40 years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination is supported by his effective leadership of the Company since its inception.

Directors Whose Terms Continue until the 2017 Annual Meeting

Donna A. James	Director since 2003	Age 58

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services from 2000 until 2003. Ms. James is a director of Time Warner Cable Inc., a provider of video, data and voice services, Marathon Petroleum Corp., a transportation fuels refiner and Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, and as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012. She currently serves on the Audit Committee of Marathon Petroleum Corp. and as the Chairperson of the Audit Committee of Time Warner Cable Inc. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 73

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro was a director of M/I Homes, Inc., a national home building company, until December 2012, and was a director of Sotheby’s Holdings, Inc., an auctioneer of art, jewelry and collectibles, until May 2006. Mr. Miro’s nomination was supported by his legal expertise, particularly with respect to corporate governance and real estate matters.

Michael G. Morris	Director since 2012	Age 69

Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris currently serves as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, The Hartford Financial Services Group, Inc., an investment and insurance company, and Alcoa Inc., a leading producer of aluminum. Mr. Morris’s nomination was supported by his broad business experience and management expertise.

Raymond Zimmerman	Director since 1984	Age 83

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, and in October 2007, 99¢ Stuff, Inc. emerged from bankruptcy. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until the 2018 Annual Meeting

E. Gordon Gee	Director since 2012	Age 72

Dr. Gee is currently the President of West Virginia University, a large public research institution. Prior to his current service at West Virginia University, he led several other major universities, including The Ohio State University (2007—2013, 1990—1998), Vanderbilt University (2000—2007), Brown University (1998—2000), the University of Colorado (1985—1990), and West Virginia University (1981—1985). Dr. Gee also currently serves as a director of the National 4-H Council. He previously served as a director of the Company from 1992 to 2008, as a director of Hasbro, Inc., a branded-play company, from 1999 until 2010, and as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, from 2009 until 2014. Dr. Gee’s nomination was supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Stephen D. Steinour	Director since 2014	Age 57

Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour currently serves as a director of Exelon Corporation, a utility services holding company. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014. Mr. Steinour’s nomination was supported by his executive experience, financial expertise and service on several boards of directors.

Allan R. Tessler	Director since 1987	Age 79

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987 and is the Chairman and Chief Executive Officer of Teton Financial Services, a financial services company. He previously served as Chairman of the Board of Epoch Holding Corporation, an investment management company, from 2004 to 2013 and as Chairman of the Board of J Net Enterprises Inc., a technology holding company, from 2000 to 2004. Mr. Tessler also served as Chairman of the Board of InterWorld Corporation from 2001 to 2004 and as Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler currently serves on the Audit Committee of Imperva, Inc., a provider of cyber security solutions, and as Chairman of the Board of Rocky Mountain Bank, a Wyoming bank. He has served as a director of TD Ameritrade Holding Corporation, a securities brokerage company, since November 2006, and as a director of Steel Partners Holding GP, Inc., a general partner of a global diversified holding company, since 2010. Mr. Tessler’s nomination was supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 54

Mrs. Wexner is the chairman and CEO of Whitebarn Associates, a private investment company. She serves on the boards of Advanced Drainage Systems, Inc., a manufacturer of high performance thermoplastic corrugated pipe, The Ohio State University, Nationwide Children’s Hospital, the Columbus Downtown Development Corporation, the Columbus Partnership, Pelotonia, The Ohio State University Wexner Medical Center, The Wexner Foundation, The Columbus Jewish Federation and the United States Equestrian Team Foundation. She is founder and chair of the board for The Center for Family Safety and Healing and KidsOhio.org, founding board member and vice chair of the board for KIPP Columbus and a past chair of the Governing Committee of the Columbus Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination was supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Retiring Director

William R. Loomis, Jr. has informed the Company that he will retire from the Board effective May 19, 2016, at the conclusion of our annual meeting.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board, together with William R. Loomis, Jr. and each of the members of the Board who will continue to serve after the 2016 annual meeting of stockholders (except for Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. If all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and/or Chief Executive Officer for over fifty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Review of Strategic Plans

The Board regularly reviews the Company’s strategic plans and conducts a strategic planning retreat at least annually.

Information Concerning Board Meeting Attendance

Our Board held 7 meetings in fiscal year 2015. During fiscal year 2015, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Board and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 57 of this proxy statement. The Audit Committee held 16 meetings in fiscal year 2015.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the Chief Executive Officer’s (the “CEO”) performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Dr. Kollat (Chair) and Messrs. Gee, Miro and Morris. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 52 of this proxy statement. The Compensation Committee held 10 meetings in fiscal year 2015.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. In addition, the Nominating & Governance Committee oversees the annual evaluation of the Board, each Board committee and each individual director. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Ms. James, Dr. Kollat and Mr. Miro. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board at the time each Director was nominated are summarized in the director biographies found on pages 5 through 8 of this proxy statement. Although the Nominating & Governance Committee considers diversity as a factor in the selection of Board nominees, the Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 3 meetings in fiscal year 2015.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mr. Loomis, Mrs. Wexner and Mr. Zimmerman. However, Mr. Loomis will not serve on the Finance Committee past May 19, 2016, the date that his retirement becomes effective.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Dr. Gee and Ms. James.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with Stockholders

We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major investors on a range of issues including corporate governance matters. Such engagements with investors have been highly constructive. For example, based on stockholder feedback, we made a number of changes to our compensation program in the past few years, as discussed in more detail under “Compensation-Related Matters—Compensation Discussion and Analysis.” The Board also provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2015 annual meeting, except for Ms. James and Mr. Morris. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct, Related Person Transaction Policy and Associated Matters

The Company has a code of conduct that is applicable to all employees of the Company, including the CEO and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.

Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company (“NACO”), a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories (the “Beauty Park”) in New Albany, Ohio. The Audit Committee monitors such vendor and third party transactions on an ongoing basis to assure that they are in the best interests of the Company and its stockholders generally.

In light of the Company’s highly favorable experience with vendors at the Beauty Park and our growth plans for the beauty, personal care and home fragrance businesses, the Company believes that certain new facilities required to achieve such projected growth should be located as close as possible to the Beauty Park. The Company identified certain land owned by NACO that, together with certain other adjacent parcels owned by a number of third parties in immediate proximity to the Beauty Park, would be desirable for the Company to acquire for future growth. Because of the Wexners’ interest in NACO, the matter was referred to, and evaluated and negotiated by, the Audit Committee in accordance with the Policy. In 2014, the Audit Committee negotiated the purchase of certain NACO land for approximately $21 million, and the assumption from NACO of contracts to purchase certain adjacent parcels directly from third parties for approximately $7 million, and determined that these transactions were fair to and in the best interests of the Company and its stockholders generally. In 2015, certain additional property immediately adjacent to the foregoing parcels became available, and the Company believed that it would be desirable to acquire such property for future growth. This potential transaction was also referred to the Audit Committee for evaluation and, if appropriate, negotiation. The Audit Committee subsequently negotiated with NACO the purchase of such property for approximately $5.3 million, and an existing building located in New Albany that was historically associated with the Bath & Body Works brand for approximately $250,000, and determined that these transactions were fair to and in the best interests of the Company and its stockholders generally. The determinations made by the Audit Committee in 2014 and 2015 under the Policy with respect to these transactions between the Company and NACO were made in reliance on, among other things, advice from independent counsel and real estate appraisers and advisors, including opinions received from an independent financial advisor with specialized expertise in commercial real estate that such transactions were fair to the Company from a financial point of view.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters

The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 28, 2017. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 58.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3:    PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

Background; Governance Considerations

This proposal is being submitted to stockholders following a vote at the Company’s 2015 annual meeting on a stockholder proposal addressing the same topic. While the stockholder proposal last year did not receive sufficient votes to implement the change, it did receive a majority vote. Accordingly, consistent with its strong commitment to the careful consideration of stockholder views and recognizing that there are different perspectives on the issue of supermajority voting requirements, the Board has elected to submit the proposal described below to a stockholder vote.

The Board has evaluated the Company’s voting requirements on numerous occasions to ensure that they are in the best interests of the Company and its stockholders. In this regard, the Board has consistently determined that the retention of a supermajority vote standard for certain extraordinary matters is the best way to ensure that the interests of all stockholders are fully protected. The Board has consistently concluded that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders rather than just a simple majority, and that supermajority vote requirements protect stockholders against the potentially self-interested actions of short-term investors. The Board has also concluded that the Company’s existing supermajority voting provisions encourage persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage in the exercise of its fiduciary duties to negotiate the best possible return for stockholders, and which prevents the use of potentially coercive or abusive takeover tactics.

On the other hand, the Board is aware that certain stockholders and institutions disagree. These entities generally argue that a majority stockholder vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. This proposal reflects the Board’s determination to respond to, and address, that difference in perspective.

Proposed Amendment

If approved, the proposal would amend the Company’s Restated Certificate of Incorporation (the “Charter”) to provide for the elimination of each voting requirement that calls for a greater than simple majority vote (the “Amendment”).

Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. The Charter provides that a supermajority vote of the stockholders is required to approve actions related to a small number of fundamental matters of corporate structure and governance. These matters are as follows: (i) approval of certain business combinations with an individual, entity or group that collectively owns 20% or more of the Company’s voting securities (an “interested stockholder”); (ii) approval of certain fundamental transactions with any corporation that, together with its affiliates, owns 5% or more of the Company’s voting securities, including mergers or a sale of substantially all of the Company’s assets; (iii) dissolution of the Company; (iv) removal of a director for cause; (v) an alteration, amendment or repeal of the Company’s Bylaws or any amendment to the Charter that contravenes any existing Bylaw of the Company; and (vi) an amendment of certain provisions in the Charter.

If the proposed Amendment is adopted, each of the foregoing supermajority voting requirements would be removed from the Charter. Instead, any matter voted on at any meeting of the stockholders would be decided by either the majority in voting interest of the stockholders voting on such matter or, in the case of certain business combinations with an interested stockholder, a majority of the outstanding shares of the Company excluding (except under certain circumstances) those held by the interested stockholder, unless otherwise provided by law. The default voting requirement in the Company’s Bylaws, contained in Section 1.10(c) therein, states, “At any meeting of the stockholders all matters, except as otherwise provided in the certificate of incorporation, in these bylaws, or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present.” The Company’s Bylaws do not have any provisions containing supermajority voting requirements.

The text of the proposed Amendment, which would remove Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH of the Charter in their entirety, and modify Articles TENTH and TWELFTH and Section 2 of Article ELEVENTH of the Charter, is attached as Appendix A to this proxy statement.

Required Vote

For the Amendment to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares of the Company entitled to vote at the annual meeting. If the proposal is approved by the required stockholder vote, the Board will take the necessary steps to amend the Charter as set forth in Appendix A. If the Amendment does not receive this level of stockholder approval, the Amendment will not be implemented and the Company’s current voting requirements will remain in place.

Board Recommendation

The Board continues to believe that the retention of the Company’s existing supermajority voting requirements for certain extraordinary matters provides stockholders with very meaningful protections against actions that may not be in their best interests. On the other hand, the Board recognizes that certain stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue in accordance with its fiduciary duties, the Board has determined, in recognition of last year’s vote, to recommend a vote to approve the Amendment.

While the Board believes there is a strong argument to the contrary, the Board has elected to recommend that stockholders vote FOR the proposed Amendment in recognition of the stockholder vote at the Company’s 2015 annual meeting.

PROPOSAL 4:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2011 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2015 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2015 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

In fiscal 2015, the Company delivered its fifth straight year of best-ever adjusted sales and earnings, resulting in a total shareholder return of 19% and an increase in our stock price of 14%. We believe in paying for performance, and our compensation program requires superior performance for our NEOs to earn performance-based incentives at target. Base salaries and targeted long term performance-based equity incentive compensation for the NEOs increased from fiscal 2014 to 2015, in recognition of their continued success in the difficult challenge of beating our best-ever results. Short term performance-based cash incentive compensation increased in connection with operating income performance that surpassed our stretch goals.

NEO base salaries and short term performance-based incentive compensation targets for fiscal 2015 were set in March 2015 based on fiscal 2014 performance and our goals for 2015. With the goal of providing incentives for continued superior performance, the Compensation Committee took the following actions:

•

Awarded Mr. Wexner performance-based stock awards in January 2016 with a target value of approximately $14.1 million based on the achievement of financial and strategic goals during fiscal 2015 and stock performance that ranks in the top three of our peer companies and exceeds the S&P 500 Index by 22 percentage points.

•

Increased the base salary for each of the NEOs for the first time in at least two years (seven years in the case of Mr. Wexner) based on our growth and accomplishments in the last several fiscal years, including continued record-setting sales and earnings performance in fiscal 2013 and fiscal 2014.

•	Increased short term performance-based incentive compensation targets for each of the NEOs to incent future performance and further leverage their compensation.

•

Increased the target value of performance-based Restricted Stock Units (“RSUs”) awarded to NEOs other than Mr. Wexner in April 2015 to recognize our record-setting financial performance in fiscal 2014, provide significant retentive value for these NEOs and incent future performance.

•	Set short term incentive compensation goals at targets that require continued growth in operating income over record fiscal 2014 results.

•	Continued the cumulative, long-term, relative performance measure required for NEOs to earn RSUs.

While both total shareholder return and total CEO compensation have increased over the last four years as a result of the Company’s outstanding performance, the Company’s increase in stockholder return, including reinvested dividends, exceeds the rate of increase in total CEO compensation (as disclosed in further detail in the CD&A).

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. Based on the strong support from, as well as feedback from our engagement with, major stockholders, we did not make structural changes to our executive compensation program in fiscal 2015. We have made a number of changes to our compensation program in previous years in accordance with our corporate governance principles and/or in response to stockholder and advisory group feedback, including:

•	Eliminating tax gross-ups for NEOs upon a change in control.

•	Instituting a “no hedging” policy governing stock trading.

•	Establishing a policy that discourages pledging of Company stock and requires advance approval of our General Counsel.

•	Establishing a policy prohibiting the future issuance of “single trigger” equity awards.

•	Establishing a clawback policy.

•	Establishing stock ownership guidelines set at five times base salary for our CEO, three times base salary for other NEOs and four times the annual stock retainer for Board members.

These changes, along with our continued strong performance, were important factors in achieving 91% stockholder support for our 2015 advisory vote on executive compensation. Given this strong level of support, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2015 compensation of our NEOs.

Board Recommendation

We continue to deliver extraordinary returns and are committed to creating long term value for our stockholders. The Company’s fifth straight year of record-setting sales and earnings was led by our NEOs who are incented to perform by our compensation program and its connection to results. In summary, we see alignment between our performance, our stockholders’ interests and our pay.

The Board recommends a vote FOR this proposal.

PROPOSAL 5:    STOCKHOLDER PROPOSAL ON PROXY ACCESS

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

Proposal 5—Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion. This is according to a cost-benefit analysis by the Chartered Financial Analyst Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule.

Please vote to enhance shareholder value:

Shareholder Proxy Access—Proposal 5

Our Response—Statement in Opposition to Stockholder Proposal on Proxy Access

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders to implement proxy access at this time. Consequently, the Board recommends a vote AGAINST the proposal.

The Board reviewed the corporate governance landscape and believes that while many investors have strong views on proxy access, there is no current consensus on this issue. Some investors oppose proxy access altogether. Among those who favor proxy access, there are different views on the most appropriate way to implement proxy access and these views continue to evolve, including on appropriate thresholds and procedures around proxy access. In reviewing the proxy access provisions of the companies that have adopted proxy access to date, we have seen different practices emerge. The Board believes that our approach towards proxy access should be developed in a careful and thoughtful fashion that is guided by a review of corporate governance developments and consideration of all potential consequences.

In addition, the Board believes that the current proposal contains provisions that are not in line with the adoptions of proxy access to date and raises concerns about whether it properly balances the interests of all stockholders. The proposal does not limit the number of stockholders that can form a group to reach the 3% ownership threshold, while we believe that most companies that have adopted proxy access to date have imposed a limit on the number of stockholders in a group. Further, the proposal lacks basic protective provisions. The proposal does not require that proxy access nominees have no affiliations with a competitor of the Company, nor does the proposal require nominees to be independent or to satisfy legal requirements applicable to directors of the Company.

While we will review whether the implementation of proxy access would further enhance our corporate governance practices, the Board believes that the Company’s existing corporate governance practices allow stockholders to put forward potential director nominees and ensure the responsiveness and accountability of incumbent directors.

There are several avenues for stockholders to put forward potential director nominees. First, stockholders may submit names of potential director nominees directly to the Board for consideration, and the Nominating & Governance Committee will use the same criteria to evaluate such candidates as for other candidates considered by the Board. Second, stockholders already have the power, subject to the requirements in the Company’s Bylaws, to directly nominate and solicit proxies for their own director nominees at annual meetings of stockholders. Third, stockholders who hold at least 25% of the voting power of the outstanding stock of the Company have the power, subject to the requirements in the Company’s Bylaws, to request a special meeting to consider stockholder-sponsored actions, including actions with respect to directors.

Other existing corporate governance practices of the Company promote director accountability and responsiveness to stockholders. In uncontested elections, directors are elected only if they receive a majority of the votes cast, and incumbent directors are required to offer to resign if they fail to receive such a vote from the stockholders. Further, stockholders may communicate directly with the Board as described under “Proposal 1: Election of Directors—Communications with Stockholders.” Stockholders also have the right to submit proposals for consideration at an annual meeting and for inclusion in the Company’s proxy statement, subject to the rules and regulations of the Commission.

The Board also believes that the current procedure, whereby the Nominating & Governance Committee is responsible for helping the Board to identify potential nominees who are qualified to serve on the Board, has worked well and continues to work well for our Company. The historical performance of the Company, including its fifth straight year of record-setting adjusted sales and earnings in 2015, led by a Board selected based on the above considerations, demonstrates the effectiveness of the Board’s current director nominee selection process.

Board Recommendation

After careful consideration of this proposal, the Board believes that it is not in the best interests of the Company and its stockholders to implement proxy access at this time. We will continue to monitor evolving market practices, so that the Board can make an informed decision as to whether, and the proper terms upon which, to implement proxy access.

The Board recommends a vote AGAINST the stockholder proposal on proxy access.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Performance Overview

Fiscal 2015 was another record-setting year. We delivered our fifth straight year of best-ever adjusted sales and earnings under the leadership of our NEOs, including our CEO:

•	Operating income increased $239 million or 12%

•	Net sales increased $700 million or 6%

•	Comparable store sales increased 5%

•	Adjusted earnings per share[1] increased 14%

•	Total shareholder return was 19% and our stock price increased 14%

We are committed to returning value to our stockholders through a combination of dividends and share repurchase programs. In fiscal 2015, we increased our regular annual dividend 47% from $1.36 to $2.00 per share, paid a $2.00 per share special dividend and repurchased $483 million in stock. This commitment as well as our confidence in our growth opportunities is further demonstrated by increasing the annual dividend for 2016 20% from $2.00 to $2.40 per share, paying an additional $2.00 per share special dividend and authorizing a new $500 million share repurchase program.

Our ability to deliver strong financial performance and provide extraordinary returns to stockholders is a direct result of focus and disciplined execution in our business by our NEOs and their success is reflected in their compensation for fiscal 2015.

[1]

The reconciliation of such measure to the comparable figure determined in accordance with accounting principles generally accepted in the United States (“GAAP”) is included on page 23 of the Company’s 2015 Annual Report on Form 10-K.

2015 Compensation Decisions Overview

NEO base salaries and short term performance-based incentive compensation targets for fiscal 2015 were set in March 2015 based on fiscal 2014 performance and our goals for 2015. Fiscal 2015 compensation decision highlights include:

•

Awarded Mr. Wexner performance-based stock awards in January 2016 with a target value of approximately $14.1 million based on the achievement of financial and strategic goals during fiscal 2015 and stock performance that ranks in the top three of our peer companies and exceeds the S&P 500 Index by 22 percentage points;

•

Increased the base salary for each of the NEOs for the first time in at least two years (seven years in the case of Mr. Wexner) based on our growth and accomplishments in the last several fiscal years, including continued record-setting sales and earnings performance in 2013 and 2014;

•	Increased short term performance-based incentive compensation targets for each of the NEOs to incent future performance and further leverage their compensation;

•

Increased the target value of performance-based RSUs awarded to NEOs other than Mr. Wexner in April 2015 to recognize our record-setting financial performance in fiscal 2014, provide significant retentive value for these NEOs and incent future performance;

•	Set short term incentive compensation goals at targets that require continued growth in operating income over record fiscal 2014 results; and

•	Continued the cumulative, long-term, relative performance measure required for NEOs to earn RSUs.

Pay for Performance

Our compensation program requires superior performance for our NEOs to earn performance-based incentives at target. While both total shareholder return and total CEO compensation have increased over the last four years as a result of the Company’s outstanding performance, the Company’s increase in stockholder return, including reinvested dividends, exceeds the rate of increase in total CEO compensation (as disclosed in the 2015 Summary Compensation Table):

•

Over the last five years (since the beginning of fiscal 2011) our shareholder return was 35% on an annualized basis (352% in the aggregate) while our CEO’s compensation increased 7% on an annualized basis; and

•	Over the last year, the total shareholder return was 19% while total CEO compensation increased 13%.

Our total shareholder return over the last five years is the best of the companies in our peer group and outperformed the S&P 500 Index by 26 percentage points. The following chart illustrates how the increase in stockholder returns exceeds the rate of increase in total CEO compensation:

The effectiveness of our compensation program at delivering pay for performance is further validated by an analysis conducted by the Compensation Committee’s independent compensation consultant to determine the alignment of pay and performance. The consultant reported to the Compensation Committee that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Stockholder Advisory Vote

In 2015, 91% of our stockholders voted in favor of our executive compensation program. The Compensation Committee considers this vote and other stockholder/advisory group feedback when making compensation decisions for NEOs. Based on the strong support as well as feedback from our engagement with major stockholders, we did not make structural changes to our executive compensation program in 2015.

We have implemented the following compensation practices in accordance with our corporate governance principles and/or in response to previously received stockholder and advisory group feedback:

✓	No tax gross-ups for NEOs upon a change in control.

✓	“No hedging” policy governing stock trading.

✓	Policy that discourages pledging of Company stock and requires advance approval by our General Counsel. None of our NEOs or Board members have pledged Company stock.

✓	No re-pricing of stock options without stockholder approval.

✓

Double trigger vesting of equity awards upon a change in control for all equity awards since 2011 (applicable to all unvested awards as of April 1, 2016) plus a policy that prohibits the future issuance of single trigger awards.

✓	Clawback policy as described under “—Compensation Governance—Recovery of Compensation.”

✓	Stock ownership guidelines set at five times base salary for our CEO, three times base salary for other NEOs and four times the annual stock retainer for Board members.

✓	Stock plan that requires a vesting period of at least one year:

✓	Three year minimum vesting period for RSUs that are based on the passage of time; and

✓	One year minimum vesting period for stock options and for RSUs that are earned based on performance.

✓	While these are the minimum requirements under the plan, stock options and performance-based RSUs awarded to our NEOs generally vest over five years.

Conclusion

We continue to deliver extraordinary returns and are committed to creating long term value for our stockholders. The Company’s fifth straight year of record-setting sales and earnings was led by our NEOs who are incented to perform by our compensation program and its connection to results. Our performance in 2015 is reflected in the pay for our NEOs. Base salaries and targeted long term performance-based equity incentive compensation for the NEOs increased from fiscal 2014 to 2015 in recognition of their continued success in the difficult challenge of beating our best-ever results. Short term performance-based cash incentive compensation increased in connection with operating income performance that surpassed our stretch goals. In summary, we see alignment between our performance, our stockholders’ interests and our pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 4.

Executive Compensation Philosophy

Guiding Principles

The Compensation Committee has built an executive compensation program on clear, purposeful guiding principles:

Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in the highly competitive market for talent.

	•	Pay competitively and equitably.

	•	Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	•	Emphasize performance-contingent, long term and equity-based compensation over fixed compensation.

Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.

	•	Align executives’ interests with stockholders’ interests.

	•	Require executives to own a significant amount of Common Stock.

	•	Set Spring and Fall goals to reflect the seasonal nature of our business and incent goal achievement in each season.

•

Create long-term stockholder value through regular

achievement of short-term goals while pursuing our longer-term strategy of growth in North America and internationally and increasing operating margins.

	•	Retain and incent high-performers through long-term equity incentive awards.

Connecting Performance and Pay

Our challenging incentive goals require superior performance, including substantial growth in operating income year over year to achieve target pay. When our NEOs hit and exceed these goals, we compensate them accordingly.

To achieve pay for performance, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary. In fact, until fiscal 2015, our CEO had not received an increase in base salary since 2008. The following charts illustrate our pay mix philosophy which consists of a lower percentage of base salary compared to performance-based pay at target for 2015:

To assess whether the Company’s compensation program delivers pay for performance as designed, the Compensation Committee’s independent compensation consultant, Towers Watson (which merged with Willis Group Holdings in January 2016 and is referred to as Willis Towers Watson hereafter), analyzed our performance-based long term equity and short term cash compensation for our NEOs across four key measures (operating income, earnings per share, total stockholder return and return on invested capital) relative to our peer group. The analysis shows that both pay and performance are in the top quartile of our peer group.

Based on this analysis, Willis Towers Watson and the Compensation Committee concluded that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Compensation Comparison

We compare our NEO compensation with publicly available data on executive compensation.

We define our peer group, with the help of Willis Towers Watson, to generally include:

•	Specialty and department store retailers;

•	Companies with brands that have emotional content;

•	Businesses that are generally similar to the Company in total revenue, market capitalization, global locations, business and/or merchandise focus; and

•	Retailers that compete with the Company for executive talent.

We review our peer group annually and removed Ann Inc. in 2015 when it was acquired by Ascena Retail Group. Following our review, our peer group consists of the following companies:

Abercrombie & Fitch Co.	The Gap, Inc.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	J. C. Penney Company, Inc.	Starbucks Corporation
Avon Products, Inc.	Kohl’s Corporation	Target Corporation
Coach, Inc.	Macy’s, Inc.	The TJX Companies, Inc.
DSW, Inc.	NIKE, Inc.	Williams-Sonoma, Inc.
The Estee Lauder Companies Inc.	Nordstrom, Inc.

We do not specifically benchmark our NEOs’ compensation against our peer group. Instead, we consider peer comparisons as one of several factors in applying our pay philosophy and setting the pay of our NEOs.

Stock Ownership Guidelines

The Compensation Committee encourages NEO Common Stock ownership through stock ownership guidelines which promote a long term focus, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of Common Stock, including Common Stock held under our stock and retirement plans.

Our CEO is required to maintain ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 15.98% of Common Stock, Mr. Wexner’s ownership well exceeds this minimum requirement.

Other NEOs are required to maintain beneficial ownership of Common Stock with a value of three times his or her base salary. All of these NEOs have beneficial ownership in excess of this guideline as of the end of fiscal 2015.

Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.

Compensation for NEOs

The Compensation Committee makes all decisions regarding compensation for Mr. Wexner. The Compensation Committee oversees the evaluation process and compensation structure for the other NEOs and approves all NEO stock awards.

Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incent future performance and be competitive with the external market for talent. The following fiscal 2014 accomplishments were considered in setting NEO target compensation for 2015:

•	Increased sales 6% to $11.5 billion driven by a comparable store sales increase of 4%.

•	Increased earnings per share by 15% to $3.50.

•	Increased merchandise margin rate.

•	Improved operating income rate from 16.2% to 17.1% driven by growth in all segments.

•	Delivered total shareholder return of 69%.

•	Increased focus on our core categories by exiting most apparel categories at Victoria’s Secret Direct and the make-up business at Victoria’s Secret Stores.

•	Continued international expansion of our brands.

•	Returned value to stockholders through a combination of dividends and share repurchase programs.

When setting target compensation for 2015, the Compensation Committee also considered the Company’s future challenges and goals, including expectations of continued growth and improved margins against potential market challenges and continued international expansion efforts.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short term performance-based cash incentive compensation and long term performance-based equity incentive compensation. Other elements of compensation that may be paid to NEOs include retirement and other post-employment benefits and perquisites.

Base Salary

The following factors are considered in determining base salary adjustments:

•	Scope and responsibility of the NEO’s position;

•	Achievement of seasonal and annual business goals;

•	Level of overall compensation paid by competitors for comparable positions;

•	Recruitment, retention and development of leadership talent;

•	The Company’s challenging expectations for future growth; and

•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.

For the first time since 2008, Mr. Wexner received an increase to his base salary. The other NEOs also received base salary increases in recognition of their contributions to the continued success of the Company. Mr. McGuigan’s increase also reflects his assumption of additional responsibilities and is intended to align his compensation with internal and external positions of similar scope and importance. Mr. Coe’s increase is based on his achievement of business goals for Bath & Body Works, recognizes his successful leadership and is intended to be highly competitive with the external market.

	2015 Base Salary ($)	2014 Base Salary ($)	% Increase
Mr. Wexner	2,000,000	1,924,000	4.0%
Ms. Turney	1,500,000	1,442,000	4.0%
Mr. McGuigan	1,250,000	978,500	27.7%
Mr. Coe	1,000,000	925,000	8.1%
Mr. Burgdoerfer	852,800	824,000	3.5%

Short Term Performance-Based Cash Incentive Compensation

This program focuses on achievement of six-month goals, reflecting the seasonal nature of our business and the fact that achievement of our short term goals season after season creates long term value for our stockholders. Our operations consist of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including the holiday season, is weighted more heavily because of its importance to our profitability.

Short term performance-based cash incentive compensation targets are set at a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

The financial incentive provided by the short term performance-based incentive compensation plan is a key component in driving the exceptional performance of the Company and our NEOs to produce record-breaking success year after year. In 2015, target percentages for each of the NEOs were increased to incent future performance and place further emphasis on the performance-based component of their compensation package:

	Fiscal 2015 Target	Fiscal 2014 Target
Mr. Wexner	220%	200%
Ms. Turney	200%	190%
Mr. McGuigan	150%	140%
Mr. Coe	160%	150%
Mr. Burgdoerfer	150%	135%

The pre-established objective fiscal 2015 financial goals were based solely on operating income, subject to adjustment for extraordinary items pursuant to the 2015 Incentive Compensation Performance Plan (the “2015 ICPP”) and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-range growth plan and to performance that drives stockholder value. When evaluating operating income goals, the Compensation Committee compares the increase in operating income relative to the change in the incentive payments to associates at target.

Operating income goals are set at the beginning of each six-month season based on:

•	An analysis of historical performance;

•	Income goals for that brand;

•	Financial results of other comparable businesses; and

•	Progress toward achieving our strategic plan.

NEO	Short Term Performance Incentive Goal Weighting and Metric
Mr. Wexner }	80% weighted average of major brand performance: 55% Victoria’s Secret operating income
Mr. Burgdoerfer	30% Bath & Body Works operating income 15% Other operating income
Mr. McGuigan	20% total L Brands operating income
Ms. Turney	100% Victoria’s Secret operating income
Mr. Coe	100% Bath & Body Works operating income

In fiscal 2015, the Compensation Committee set goals that challenged our NEOs to achieve outstanding performance in an uncertain economic environment and provided incentive to grow sales while maximizing margins and managing expenses. The goals generally require substantial growth in operating income over the record-setting results we achieved in fiscal 2014 and consider the difficulty in beating these best-ever results.

Spring season operating income goals for Victoria’s Secret when compared to actual results for fiscal 2014 are generally flat due to the projected decrease in operating income at Victoria’s Secret Direct resulting from the reduction in focus on the apparel merchandise category.

The table below shows the operating income goals required to earn short term performance-based incentive compensation at target and actual performance by season:

	Fiscal 2015 Spring Season		Fiscal 2015 Fall Season
	Operating Income Goal	Actual Performance[1]	Operating Income Goal	Actual Performance[1]
Total L Brands	$745 million	$775 million	$1,325 million	$1,417 million
Victoria’s Secret	575 million	588 million	745 million	805 million
Bath & Body Works	205 million	233 million	559 million	603 million
Other[2]	85 million	108 million	182 million	203 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items (subject to approval by the Compensation Committee) which are not indicative of Company ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

[2]	Other includes business unit operating income that is an internal performance measure and does not correspond to amounts reported externally.

Performance goals required to earn threshold payout range from approximately 85% to 90% of target and performance goals required to earn maximum payout range from approximately 110% to 120% of target. Performance below threshold results in no payout and performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% at threshold up to 200% at maximum.

Payouts for fiscal 2015 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

Total Fiscal 2015 Incentive Payout

	Fiscal 2015 Target Incentive	Fiscal 2015 Spring Incentive Payout	Fiscal 2015 Fall Incentive Payout	Total Fiscal 2015 Payout	% of Fiscal 2015 Target
Mr. Wexner	$4,400,000	$2,509,760	$4,239,840	$6,749,600	153%
Ms. Turney	3,000,000	1,417,200	3,297,600	4,714,800	157%
Mr. McGuigan	1,875,000	1,069,500	1,806,750	2,876,250	153%
Mr. Coe	1,600,000	1,280,000	1,920,000	3,200,000	200%
Mr. Burgdoerfer	1,279,200	729,656	1,232,637	1,962,293	153%

Long Term Performance-Based Equity Incentive Compensation

Stock awards are made to our NEOs under the 2015 Stock Options and Performance Incentive Plan (the “2015 Plan”). Our equity-based long term performance-based incentive program rewards past performance and encourages future performance with a challenging performance requirement for our NEOs. In addition, the vesting requirements increase the likelihood that we will be able to retain executives who are critical to our success.

Individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), competitive practice, the Company’s overall budget for equity compensation expense and stockholder dilution, internal equity and retention risk are all considered in determining the size of each NEO’s fiscal 2015 equity award.

Stock Options

Stock options are intended to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, and to foster retention. Stock options granted to each NEO vest over five years, subject to continued employment. The exercise price is equal to the grant date closing price of Common Stock.

Performance-Based RSUs

Performance-based RSUs are intended to:

•	Incent achievement of key performance metrics (through the performance requirement);

•	Align executive rewards with those realized by stockholders (through the market value of our stock);

•	Retain superior executive talent (through the time vesting requirements); and

•	Reward exceptional individual performance (through annual determination of the size of the award).

Performance-based RSUs awarded to NEOs other than Mr. Wexner in April 2015 recognize record financial performance in fiscal 2014 and provide significant retentive value for NEOs. Below is a summary of the performance-based RSU awards and stock options awarded in fiscal 2015:

	Value of Performance- Based RSU Award	Value of Stock Option Award	Total Fiscal 2015 Equity Award Value
Mr. Wexner	$13,005,048	$3,998,333	$17,003,381
Ms. Turney	5,618,477	534,079	6,152,556
Mr. McGuigan	4,060,166	254,325	4,314,491
Mr. Coe	3,178,121	203,455	3,381,576
Mr. Burgdoerfer	2,710,253	173,503	2,883,756

Note: While the performance requirement is the same, the amount and timing of Mr. Wexner’s equity award are determined on a different basis than that of our other NEOs, as described in detail below.

In order for performance-based RSUs to be earned, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date. While operating income is the sole performance metric used for our short term performance-based cash incentive compensation program, the use of operating income as a percentage of sales for our long term performance-based incentive program requires both operating income and sales performance and measures the efficiency of our sales. In addition, the relative metric requires that our performance significantly exceeds that of companies within our industry for the pre-determined performance goal to be achieved. Furthermore, the cumulative performance metric requires sustained performance over the five-year vesting period reflecting long term performance of the Company.

Performance-based RSUs vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measures being satisfied and continued employment. To the extent any tranche of the award that is eligible for performance-based vesting does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the cumulative performance measure. The cumulative performance metric requires any performance shortfall in any period to be made up on a cumulative basis in any subsequent periods for any vesting tranche to be earned. If the cumulative performance metric is not met at the end of the five-year performance period, all unvested performance-based RSUs will be forfeited.

Equity awards are effective the later of the date the grant is approved or the date of hire or other relevant effective date.

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.

Qualified Defined Contribution Retirement Plan

The qualified plan is available to all associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under the Internal Revenue Code of 1986 (the “Code”). The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Supplemental Retirement Plan

The non-qualified plan is available to all associates who meet certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

Associates can contribute to the non-qualified plan up to a maximum percentage of eligible compensation. The Company matches associates’ contributions and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service.

The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service.

Termination Benefits: Severance and Change in Control Agreements

We have entered into severance and change in control agreements with our NEOs other than Mr. Wexner. See “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” for a description of estimated benefits in certain termination situations, including a change in control. On February 12, 2016 the Company announced the resignation of Sharen Jester Turney as President and CEO of Victoria’s Secret. Ms. Turney transitioned out of her employment at the end of March 2016 and will be entitled to certain payments and benefits under the terms of her employment agreement as described under “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits.”

Upon a change in control, awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control.

None of our NEOs is entitled to a tax gross-up upon a change in control. It is the Company’s policy not to enter into any new arrangements providing for change in control excise tax gross-up payments.

Perquisites

We provide our NEOs with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $9,500 and for Ms. Turney, payment of life insurance policy premiums.

CEO Compensation

Overview of CEO Pay

Mr. Wexner is a recognized unique talent: an innovator and leader in the retail industry. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. In November 2015, Mr. Wexner was recognized by the Harvard Business Review as the best-performing CEO in the world based on total shareholder return during his tenure as our founder and CEO. The Compensation Committee has determined that his extraordinary contributions as the Company’s CEO deserve to be fully reflected in his compensation.

The Company’s performance, including significant increases in sales, operating income and adjusted earnings per share in fiscal 2015 over fiscal 2014, is reflected in Mr. Wexner’s short-term and long-term performance-based incentive compensation for fiscal 2015. The increase year over year from fiscal 2014 to 2015 is linked to an increase to Mr. Wexner’s base salary, an increase to his target short term performance-based incentive compensation, as well as performance that exceeded our stretch goals. The increases to Mr. Wexner’s base salary and target short term performance-based incentive compensation were made by the Compensation Committee in accordance with the Compensation Committee’s belief that Mr. Wexner should be rewarded for his continued ability to drive performance, growth and shareholder returns.

CEO Stock Award Determination Overview

Beginning with fiscal 2010, the Compensation Committee implemented an annual process in which Mr. Wexner’s stock grant would be a “split grant” delivered in two parts—one in the Spring at the same time other senior executives receive stock grants, and one near the end of the Fall season when Mr. Wexner’s and the Company’s performance can be substantially determined for the fiscal year.

Spring 2015 Award

The value of the Spring stock award is set below the competitive market to provide a baseline award while imposing a performance requirement for the award to be earned. The Compensation Committee granted Mr. Wexner a stock award in Spring 2015 with a reported value of $2.9 million.

Fall 2015 Award

As the fiscal year draws to a close, the Compensation Committee assesses both Mr. Wexner’s and the Company’s performance, and if deemed appropriate, grants Mr. Wexner a performance-based stock award in January. This Fall stock award is intended to recognize financial, strategic and operational performance for the fiscal year and incent future performance.

For fiscal 2015, the Compensation Committee set the Fall stock award value range from zero at minimum, to $7.3 million at target and $17.8 million at maximum.

The range was set in recognition of Mr. Wexner’s standing as a top-performing CEO and in consideration of a benchmark of stock award values for CEOs in our peer group. The Compensation Committee also considered the importance of Mr. Wexner’s experience and leadership to the Company’s outstanding performance, including the delivery of high total shareholder return, which has increased at a much more rapid rate than his compensation.

•

The top of the range has been strategically positioned so that if all qualitative, objective and financial performance targets for the year are exceeded, and if the Company is among the highest performing of our peer companies, Mr. Wexner’s stock award value would be among the top of our peer group.

•	Conversely, if performance is below targeted levels, Mr. Wexner’s stock award value would be correspondingly lower or there would be no Fall stock award.

In addition to performance against pre-established financial targets, the Compensation Committee considers factors such as leadership talent development, the identification and development of new business opportunities, and success in fostering a high performance culture, in determining the size of Mr. Wexner’s Fall stock award. Once the size of the grant is determined, the Compensation Committee imposes a performance metric that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the award.

In January 2016, the Compensation Committee granted Mr. Wexner a fiscal 2015 stock award with a reported value of $14.1 million based on the performance of the Company and his role and leadership in its accomplishments for the current fiscal year, including:

•	Increasing sales 6%, operating income 12%, adjusted net income[1] 14% and adjusted earnings per share[1] 14%;

•	Growth of the business in North America through compelling merchandise assortments, marketing and store and online experiences for our customers;

•	Management of fundamentals including controlling inventory, expenses and capital with discipline, faster execution and expense leverage;

•	Expansion of operations outside the United States and Canada including 149 new company-owned and franchised stores;

•	Accomplishment of talent and cultural objectives;

•	Optimization of capital structure, allowing the Company to pay cash out to shareholders, while maintaining a strong credit profile among lenders, landlords and suppliers; and

•	Return of value to stockholders that is the best among our peer companies, including annualized total shareholder returns of 19%, 30% and 35% over one, three and five years, respectively.

Both the Spring and Fall awards are delivered 75% in the form of performance-based RSUs and 25% in the form of stock options. Mr. Wexner’s RSU awards are subject to the same performance and vesting requirement as those of our other NEOs. The performance-based RSUs and stock options vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries. Performance-based RSUs must be earned based on achievement of adjusted operating income, as a percentage of cumulative sales, in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis).

[1]	The reconciliation of such measure to the comparable figure determined in accordance with GAAP is included on page 23 of the Company’s 2015 Annual Report on Form 10-K.

CEO Termination Benefits

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of our 2015 Plan and prior plan, all of Mr. Wexner’s unvested stock options and RSUs will vest upon death. Subject to the achievement of pre-established performance conditions, RSUs will continue to vest upon Mr. Wexner’s total disability. Upon retirement, RSUs will vest pro-rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-fifth will vest if twelve full months are completed from the grant date for a grant that would otherwise vest over five years), subject to achievement of pre-established performance conditions. In the event of a change in control, unvested RSU awards will vest if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

CEO Perquisites

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. The Security Program is required for the benefit of the Company and is appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security

Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner or any NEO for personal purposes, he or she has reimbursed the Company based on the greater of the amount established by the Internal Revenue Service (“IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Compensation Governance

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. Compensation Committee members are appointed by our Board and meet independence and other NYSE requirements. Compensation Committee members are selected based on their knowledge and experience in compensation matters from both their professional experience and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2015, the Compensation Committee also continued to engage with the full Board to maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth in this proxy statement.

The Compensation Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.

The Compensation Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Compensation Committee believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

The Compensation Committee’s charter is available on our website at www.lb.com.

Committee Meetings and Delegation

Company management, including the Chief Operating Officer and the Chief Financial Officer, attends Compensation Committee meetings along with the Senior Vice President of Total Rewards, who generally prepares meeting materials, and the Corporate Secretary, who records the minutes of the meeting. Management, including the CEO, does not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee. In accordance with its charter, the Compensation Committee has delegated to our Chief Operating Officer, or his designee, the authority to make stock awards in accordance with the Company’s stock incentive plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Independent Compensation Consultant

As permitted by its charter, the Compensation Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review. Specifically, the services the consultant provides include:

•	Assisting in evaluation of CEO and other NEO compensation;

•	Informing the Compensation Committee of changing market practices;

•	Consulting on our executive compensation strategy and program design;

•	Analyzing alignment of pay and performance;

•	Assisting in the selection of our peer group; and

•	Assisting in the preparation and review of this disclosure.

Willis Towers Watson did not provide additional services to the Company exceeding $120,000 during the fiscal year.

The Compensation Committee evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the Commission. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the Compensation Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Tax Deductibility

The Compensation Committee seeks to structure tax-efficient executive compensation. The 2015 ICPP and the 2015 Plan are intended to qualify short term cash incentive payments and long term equity incentive compensation for tax deductibility under Section 162(m) of the Code. To maintain flexibility in structuring executive compensation, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Recovery of Compensation

Under the 2015 ICPP and the 2015 Plan, the Compensation Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the Compensation Committee annually reviews a three-year history of all of the components of the NEOs’ compensation, including salary, short term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee concluded that compensation components individually and in aggregate are reasonable, encourage retention, incent performance and are in the best interests of the Company and its stockholders.

Conclusion

In summary, fiscal 2015 was another year of record-setting performance and returns to stockholders that outpaced our peers and the general market. Our ability to deliver strong financial performance and provide extraordinary returns to stockholders is a direct result of focused and disciplined execution by our NEOs. Their success is reflected in their compensation for fiscal 2015 demonstrating our commitment to delivering pay for performance.

The effectiveness of our compensation program at providing pay for performance over time is further validated by our financial performance over the last five years relative to the increase in CEO pay. Since 2010, the average annual increase in adjusted sales, operating income, earnings per share and total shareholder return exceeds the average increase in CEO compensation over the same time period. Our compensation program is aligned with our performance over time, providing incentives that are in the best interest of our stockholders.

Based on the above, we recommend stockholders vote FOR the executive compensation program.

2015 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated NEOs during the fiscal year ended January 30, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2015	$1,985,385	$0	$13,005,048	$3,998,333	$6,749,600	$498,794	$930,940	$27,168,100
Chairman of the Board, CEO	2014	1,924,000	0	11,174,435	3,410,577	6,342,273	448,922	793,829	24,094,036
	2013	1,924,000	0	7,509,032	2,256,513	2,839,670	410,405	936,302	15,875,922

Sharen J. Turney	2015	1,488,846	0	5,618,477	534,079	4,714,800	305,512	670,568	13,332,282
CEO/President, Victoria’s Secret	2014	1,442,000	0	3,397,860	675,438	4,636,838	267,668	493,062	10,912,866
	2013	1,433,923	0	3,342,816	775,527	1,427,580	235,835	578,653	7,794,334

Charles C. McGuigan	2015	1,197,788	0	4,060,166	254,325	2,876,250	79,210	391,404	8,859,143
Chief Operating Officer, CEO/President, Mast Global	2014	978,500	0	2,259,482	261,901	2,257,869	66,695	315,018	6,139,465
	2013	973,019	0	3,055,714	300,715	988,128	57,036	385,589	5,760,201

Nicholas Coe	2015	985,577	0	3,178,121	203,455	3,200,000	19,137	346,684	7,932,974
CEO/President, Bath & Body Works	2014	925,000	0	2,075,856	247,587	2,373,735	10,815	274,511	5,907,504
	2013	905,769	0	5,309,728	284,272	1,230,639	4,111	227,160	7,961,679

Stuart B. Burgdoerfer	2015	847,262	0	2,710,253	173,503	1,962,293	49,375	309,802	6,052,487
Executive Vice President, Chief Financial Officer	2014	824,000	0	1,849,186	220,550	1,833,458	40,300	262,535	5,030,029
	2013	819,385	0	1,091,541	253,235	800,104	33,226	295,408	3,292,899

(1)

Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our NEOs received a nonperformance-based award in fiscal 2015.

(2)

The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 18 to the Company’s financial statements filed in the Company’s 2015 Annual Report on Form 10-K for the related assumptions for stock options granted during fiscal 2015, 2014 and 2013 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.

(3)

Stock and option awards were granted to each NEO under the Company’s 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”) and the 2015 Plan. Awards are long term compensation and generally vest over five years and are not realizable on an annual basis.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation which is paid in cash and voluntarily deferred:

	Paid in Cash ($)	Deferred Cash ($)	Total ($)
Mr. Wexner	$6,547,112	$202,488	$6,749,600
Ms. Turney	4,571,510	143,290	4,714,800
Mr. McGuigan	2,790,701	85,549	2,876,250
Mr. Coe	3,101,412	98,588	3,200,000
Mr. Burgdoerfer	1,898,854	63,439	1,962,293

(5)

The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2015, the amounts shown represent the amount by which earnings on each NEO’s non-qualified plan balance exceed 120% of the applicable federal long term rate.

(6)	The following table details all other compensation paid to each NEO during our last fiscal year:

	Financial planning services provided to executive ($)	Life insurance premiums and related tax paid on executive’s behalf ($)	Cash payout of fractional shares due to special dividend stock award adjustment ($)	Company contributions to the executive’s qualified and non-qualified retirement plan account ($)	Total ($)
Mr. Wexner	$0	$0	$805	$930,135	$930,940
Ms. Turney	9,500	14,919	607	645,542	670,568
Mr. McGuigan	3,410	0	718	387,276	391,404
Mr. Coe	0	0	380	346,304	346,684
Mr. Burgdoerfer	9,500	0	391	299,911	309,802

Grants of Plan-Based Awards for Fiscal 2015

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended January 30, 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	4/2/2015								25,693	$93.41	$691,912
	4/2/2015					25,693					2,179,280
	1/27/2016								127,700	93.97	3,306,421
	1/27/2016					127,700					10,825,768
		$880,000	$4,400,000	$8,800,000
Sharen J. Turney	4/2/2015								42,153	93.41	534,079
	4/2/2015					24,087					2,043,059
	4/2/2015					42,153					3,575,417
		600,000	3,000,000	6,000,000
Charles C. McGuigan	3/9/2015							1,032			87,452
	4/2/2015								20,073	93.41	254,325
	4/2/2015					26,764					2,270,122
	4/2/2015					20,073					1,702,592
		375,000	1,875,000	3,750,000
Nicholas Coe	4/2/2015								16,058	93.41	203,455
	4/2/2015					21,411					1,816,081
	4/2/2015					16,058					1,362,040
		320,000	1,600,000	3,200,000
Stuart B. Burgdoerfer	4/2/2015								13,694	93.41	173,503
	4/2/2015					18,259					1,548,728
	4/2/2015					13,694					1,161,525
		255,840	1,279,200	2,558,400

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the 2015 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2015 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Equity Incentive Plan Awards represent the Target payment of performance-based RSUs for fiscal 2015. No amount is disclosed for Threshold and Maximum since the number of performance-based RSUs earned does not fluctuate based on performance. Units are earned at target, or not at all.

Stock Awards granted on April 2, 2015 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2015, 2016, 2017, 2018 and 2019, determined on a cumulative basis. Stock Awards granted to Mr. Wexner on January 27, 2016 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2016, 2017, 2018, 2019 and 2020, determined on a cumulative basis. If the performance condition is met, the RSUs will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

(3)	Stock Awards were granted pursuant to the Company’s amended and restated 2011 Plan and 2015 Plan.

The Stock Award granted on March 9, 2015 to Mr. McGuigan was made in connection with his election to receive a portion of his cash-based incentive compensation bonus in shares of Common Stock. This award was made based on the Fall 2014 bonus paid on March 9, 2015. This award vests 100% three years from the grant date, dependent on Mr. McGuigan retaining the stock paid in lieu of cash. This program was eliminated in 2015.

In each case, the vesting of these awards is subject to continued employment.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option Awards were granted pursuant to the Company’s amended and restated 2011 Plan and 2015 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)

The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the Company’s 2015 Annual Report on Form 10-K: dividend yield of 2.7%, volatility of 26%, risk free interest rate of 1.1% and expected life of 4.5 years. RSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2015

The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, January 30, 2016.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(24)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(26)
Leslie H. Wexner	3/31/2006	113,998	0		0	17.70	3/31/2016
	3/30/2007	147,163	0		0	18.86	3/30/2017
	3/31/2008	233,214	0		0	12.37	3/31/2018
	3/31/2009	375,334	0		0	6.30	3/31/2019
	3/31/2010	124,575	0		0	18.53	3/31/2020
	1/27/2011	297,896	0		0	24.22	1/27/2021
	3/31/2011	85,264	0		0	27.08	3/31/2021
	1/26/2012	138,031	59,158	(1)	0	36.59	1/26/2022
	3/30/2012	21,693	32,545	(2)	0	42.57	3/30/2022
	1/31/2013	31,535	126,146	(3)	0	46.14	1/31/2023
	3/29/2013	10,760	43,046	(4)	0	42.91	3/29/2023
	1/30/2014	24,241	96,969	(5)	0	50.60	1/30/2024
	3/31/2014	0	41,563	(6)	0	55.55	3/31/2024
	1/28/2015	0	121,549	(7)	0	83.10	1/28/2025
	4/2/2015	0	25,693	(8)	0	93.41	4/2/2025
	1/27/2016	0	127,700	(9)	0	93.97	1/27/2026
								1/26/2012	0		0	118,315	(10)	11,375,987
								3/30/2012	0		0	32,545	(11)	3,129,202
								1/31/2013	0		0	126,146	(12)	12,128,938
								3/29/2013	0		0	43,046	(13)	4,138,873
								1/30/2014	0		0	121,210	(14)	11,654,342
								3/31/2014	0		0	41,563	(15)	3,996,282
								1/28/2015	0		0	121,549	(16)	11,686,936
								4/2/2015	0		0	25,693	(17)	2,470,382
								1/27/2016	0		0	127,700	(18)	12,278,355
Sharen J. Turney	3/31/2009	3	0		0	6.30	3/31/2019
	3/31/2010	5,392	0		0	18.53	3/31/2020
	3/31/2011	7,380	37,811	(19)	0	27.08	3/31/2021
	3/30/2012	0	51,800	(2)	0	42.57	3/30/2022
	3/29/2013	0	70,573	(4)	0	42.91	3/29/2023
	3/31/2014	0	68,143	(6)	0	55.55	3/31/2024
	4/2/2015	0	42,153	(8)	0	93.41	4/2/2025
								3/31/2011	37,810	(20)	3,635,432	0		0
								3/30/2012	0		0	51,802	(11)	4,980,762
								3/30/2012	0		0	253,724	(11)	24,395,563
								3/29/2013	0		0	70,573	(13)	6,785,594
								3/31/2014	0		0	68,143	(15)	6,551,949
								4/2/2015	0		0	42,153	(17)	4,053,011
								4/2/2015	0		0	24,087	(17)	2,315,965

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(24)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(26)
Charles C. McGuigan	3/31/2011	0	22,440	(19)	0	27.08	3/31/2021
	3/30/2012	0	20,087	(2)	0	42.57	3/30/2022
	3/29/2013	0	27,365	(4)	0	42.91	3/29/2023
	3/31/2014	0	26,422	(6)	0	55.55	3/31/2024
	4/2/2015	0	20,073	(8)	0	93.41	4/2/2025
								3/31/2011	22,437	(20)	2,157,318	0		0
								3/30/2012	0		0	20,086	(11)	1,931,269
								3/30/2012	0		0	46,869	(11)	4,506,454
								3/29/2013	0		0	27,365	(13)	2,631,145
								3/29/2013	0		0	36,486	(13)	3,508,129
								8/30/2013	609	(21)	58,555	0		0
								3/10/2014	463	(22)	44,517	0		0
								3/31/2014	0		0	26,422	(15)	2,540,475
								3/31/2014	0		0	17,615	(15)	1,693,682
								8/29/2014	680	(23)	65,382	0		0
								3/9/2015	1,032	(24)	99,227	0		0
								4/2/2015	0		0	20,073	(17)	1,930,019
								4/2/2015	0		0	26,764	(17)	2,573,359
Nicholas Coe	3/30/2012	5,809	8,724	(2)	0	42.57	3/30/2022
	3/29/2013	6,466	25,868	(4)	0	42.91	3/29/2023
	3/31/2014	0	24,977	(6)	0	55.55	3/31/2024
	4/2/2015	0	16,058	(8)	0	93.41	4/2/2025
								7/4/2011	9,109	(25)	875,830	0		0
								3/30/2012	0		0	8,722	(11)	838,620
								3/30/2012	0		0	23,257	(11)	2,236,161
								3/29/2013	0		0	25,869	(13)	2,487,304
								3/29/2013	0		0	86,228	(13)	8,290,822
								3/31/2014	0		0	24,978	(15)	2,401,635
								3/31/2014	0		0	16,652	(15)	1,601,090
								4/2/2015	0		0	16,058	(17)	1,543,977
								4/2/2015	0		0	21,411	(17)	2,058,668
Stuart B. Burgdoerfer	3/31/2011	0	12,468	(19)	0	27.08	3/31/2021
	3/30/2012	0	16,914	(2)	0	42.57	3/30/2022
	3/29/2013	0	23,045	(4)	0	42.91	3/29/2023
	3/31/2014	0	22,250	(6)	0	55.55	3/31/2024
	4/2/2015	0	13,694	(8)	0	93.41	4/2/2025
								3/31/2011	12,464	(20)	1,198,414	0		0
								3/30/2012	0		0	16,915	(11)	1,626,377
								3/30/2012	0		0	31,011	(11)	2,981,708
								3/29/2013	0		0	23,046	(13)	2,215,873
								3/31/2014	0		0	22,250	(15)	2,139,338
								3/31/2014	0		0	14,834	(15)	1,426,289
								4/2/2015	0		0	13,694	(17)	1,316,678
								4/2/2015	0		0	18,259	(17)	1,755,603

(1)	Options vest 100% on January 26, 2017.

(2)	Options vest 50% on March 30, 2016 and 50% on March 30, 2017.

(3)	Options vest 25% on January 31, 2016, 37.5% on January 31, 2017 and 37.5% on January 31, 2018.

(4)	Options vest 25% on March 29, 2016, 37.5% on March 29, 2017 and 37.5% on March 29, 2018.

(5)	Options vest 25% on January 30, 2017, 37.5% on January 30, 2018 and 37.5% on January 30, 2019.

(6)	Options vest 20% on March 31, 2016, 20% on March 31, 2017, 30% on March 31, 2018 and 30% on March 31, 2019.

(7)	Options vest 20% on January 28, 2017, 20% on January 28, 2018, 30% on January 28, 2019 and 30% on January 28, 2020.

(8)	Options vest 20% on April 2, 2017, 20% on April 2, 2018, 30% on April 2, 2019 and 30% on April 2, 2020.

(9)	Options vest 20% on January 27, 2018, 20% on January 27, 2019, 30% on January 27, 2020 and 30% on January 27, 2021.

(10)	50% vested on January 26, 2016, subject to achievement of a performance condition. Remaining shares vest on January 26, 2017, also subject to achievement of a performance condition.

(11)	Subject to achievement of a performance condition, shares vest 50% on March 30, 2016 and 50% on March 30, 2017.

(12)	Subject to achievement of a performance condition, shares vest 25% on January 31, 2016, 37.5% on January 31, 2017 and 37.5% on January 31, 2018.

(13)	Subject to achievement of a performance condition, shares vest 25% on March 29, 2016, 37.5% on March 29, 2017 and 37.5% on March 29, 2018.

(14)

20% vested on January 30, 2016, subject to achievement of a performance condition. Remaining shares vest 20% on January 30, 2017, 30% on January 30, 2018 and 30% on January 30, 2019, also subject to achievement of a performance condition.

(15)	Subject to achievement of a performance condition, shares vest 20% on March 31, 2016, 20% on March 31, 2017, 30% on March 31, 2018 and 30% on March 31, 2019.

(16)	Subject to achievement of a performance condition, shares vest 20% on January 28, 2017, 20% on January 28, 2018, 30% on January 28, 2019 and 30% on January 28, 2020.

(17)	Subject to achievement of a performance condition, shares vest 20% on April 2, 2017, 20% on April 2, 2018, 30% on April 2, 2019 and 30% on April 2, 2020.

(18)	Subject to achievement of a performance condition, shares vest 20% on January 27, 2018, 20% on January 27, 2019, 30% on January 27, 2020 and 30% on January 27, 2021.

(19)	Options vest 100% on March 31, 2016.

(20)	Shares vest 100% on March 31, 2016.

(21)	Shares vest 100% on August 30, 2016.

(22)	Shares vest 100% on March 10, 2017.

(23)	Shares vest 100% on August 29, 2017.

(24)	Shares vest 100% on March 9, 2018.

(25)	Shares vest 100% on July 4, 2016.

(26)	Market value based on the $96.15 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 29, 2016).

Option Exercises and Stock Vested Information for Fiscal 2015

The following table provides information relating to Option Awards exercised and RSU Awards vested during the fiscal year ended January 30, 2016.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	0	$0	181,946	$16,609,564
Sharen J. Turney	107,801	6,507,999	433,657	40,221,597
Charles C. McGuigan	35,967	2,189,285	62,118	5,640,529
Nicholas Coe	0	0	47,791	4,217,749
Stuart B. Burgdoerfer	37,801	2,023,187	34,199	3,103,125

(1)

Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2015(1)

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End ($)(6)
Leslie H. Wexner	$257,846	$914,015	$1,364,202	$0	$26,707,109
Sharen J. Turney	474,607	618,822	1,162,088	0	24,629,989
Charles C. McGuigan	106,120	360,556	216,640	0	4,354,411
Nicholas Coe	109,794	323,614	52,340	0	1,181,160
Stuart B. Burgdoerfer	77,195	273,191	135,041	0	2,731,212

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”), 2011 Plan and 2015 Plan. Executive Contributions and related matching Registrant Contributions represent 2015 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2014 season, which was paid in March 2015, and for the Spring 2015 season, which was paid in August 2015.

(2)	All of the contributions are reported in the 2015 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)

Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2015 Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long term rate in the amount of $498,794, $305,512, $79,210, $19,137 and $49,375 for Mr. Wexner, Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2015 Summary Compensation Table.

Amount includes dividends earned on deferred stock and RSU balances in the amount of $326,511 for Ms. Turney. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan, the 2011 Plan and the 2015 Plan are unfunded.

(6)

Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $8,097,122 for Ms. Turney. Value is calculated based on a stock price of $96.15 per share of Common Stock on January 29, 2016.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans. In connection with her resignation, Ms. Turney will be entitled to severance payments and benefits under the terms of her employment agreement.

The following tables set forth the expected benefits to be received by each of the other NEOs in the event of his termination resulting from various scenarios, assuming a termination date of January 30, 2016 and a stock price of $96.15, the price of our Common Stock on January 29, 2016. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	21,907,813	21,907,813	21,907,813	0
Value of Pro-rated or Accelerated RSUs(3)	0	25,973,673	72,859,297	72,859,297	72,859,297	25,973,673
Benefits and Perquisites(4)	355,370	355,370	355,370	2,355,370	1,080,370	355,370
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$355,370	$26,329,043	$95,122,480	$97,122,480	$95,847,480	$26,329,043

Sharen J. Turney

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,500,000	$3,000,000	$3,000,000	$0	$0	$0
Bonus(2)	0	3,000,000	9,351,638	0	0	0
Gain of Accelerated Stock Options(3)	0	0	12,026,986	12,026,986	12,026,986	0
Value of Pro-rated or Accelerated RSUs(3)	0	27,340,541	52,718,276	52,718,276	52,718,276	27,340,541
Benefits and Perquisites(4)	295,427	302,218	302,218	5,274,760	1,785,242	281,846
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,795,427	$33,642,759	$77,399,118	$70,020,022	$66,530,504	$27,622,387

Charles C. McGuigan

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,250,000	$2,500,000	$2,500,000	$0	$0	$0
Bonus(2)	0	1,875,000	5,134,119	0	0	0
Gain of Accelerated Stock Options(3)	0	0	5,211,063	5,211,063	5,211,063	0
Value of Pro-rated or Accelerated RSUs(3)	0	10,836,393	23,739,531	23,739,531	23,739,531	10,836,393
Benefits and Perquisites(4)	162,930	168,150	168,150	3,402,492	782,602	152,492
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,412,930	$15,379,543	$36,752,863	$32,353,086	$29,733,196	$10,988,885

Nicholas Coe

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,000,000	$2,000,000	$2,000,000	$0	$0	$0
Bonus(2)	0	1,600,000	5,573,735	0	0	0
Gain of Accelerated Stock Options(3)	0	0	2,902,821	2,902,821	2,902,821	0
Value of Pro-rated or Accelerated RSUs(3)	0	9,344,434	22,334,107	22,334,107	22,334,107	0
Benefits and Perquisites(4)	169,144	174,364	174,364	2,341,116	908,726	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,169,144	$13,118,798	$32,985,027	$27,578,044	$26,145,654	$0

Stuart B. Burgdoerfer

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$852,800	$1,705,600	$1,705,600	$0	$0	$0
Bonus(2)	0	1,279,200	3,795,750	0	0	0
Gain of Accelerated Stock Options(3)	0	0	3,935,376	3,935,376	3,935,376	0
Value of Pro-rated or Accelerated RSUs(3)	0	6,539,546	14,660,279	14,660,279	14,660,279	0
Benefits and Perquisites(4)	115,928	122,626	122,626	1,808,130	544,080	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$968,728	$9,646,972	$24,219,631	$20,403,785	$19,139,735	$0

(1)	Assumes a termination date of January 30, 2016.

(2)

Bonus amounts assumed at target. Under “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of January 30, 2016. Under an “Involuntary w/out Cause following Change in Control” termination scenario, bonus payments for Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received.

(3)

Reflects the value of unvested RSUs and stock options that, subject to achievement of pre-established performance conditions, would become vested based on the $96.15 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 29, 2016).

(4)

Estimates for benefits and perquisites include the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

(5)

Messrs. Coe and Burgdoerfer have not met the age and/or service requirement to qualify for pro rata RSU vesting and retirement plan contributions under the retirement provisions of the 2011 Plan, the 2015 Plan and the qualified and non-qualified retirement plans.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2015 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all NEOs other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” generally means that the NEO (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the failure to continue by the NEO in a capacity originally contemplated in the NEO’s employment agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (4) the requirement that the NEO be based outside of the United States, other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A Change in Control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation; or

d)	the consummation of a complete liquidation or dissolution of the Company.

No Tax Gross-up

In the event of a termination following a Change in Control, none of our NEOs is entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

Fiscal 2015 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2015(1).

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
E. Gordon Gee	$121,900	$121,900	$243,800
Dennis S. Hersch	121,900	121,900	243,800
Donna A. James	164,400	144,412	308,812
David T. Kollat	171,900	156,929	328,829
William R. Loomis, Jr.	121,900	121,900	243,800
Jeffrey H. Miro	134,400	134,417	268,817
Michael G. Morris	124,400	124,422	248,822
Stephen Steinour	111,900	111,905	223,805
Allan R. Tessler	194,400	169,446	363,846
Abigail S. Wexner	141,900	131,988	273,888
Raymond Zimmerman	134,400	134,417	268,817

(1)

Directors who are also associates receive no additional compensation for their service as directors. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)

Directors receive an annual cash retainer of $111,900; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; the Audit Committee Chair receives an additional $20,000; the Compensation Committee Chair and the Nominating & Governance Committee Chair each receives an additional $15,000; and other committee chairs receive $10,000; and the lead independent director receives an additional cash retainer of $15,000.

(3)

Directors receive an annual stock retainer worth $111,900; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; and the lead independent director receives an additional stock retainer of $15,000. Stock retainers were granted under the 2011 Plan. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note 18 to the Company’s financial statements filed in the Company’s 2015 Annual Report on Form 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of January 30, 2016.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	11,989,870	$42.40	(2)	16,690,069
Equity compensation plans not approved by security holders	0	0		0
Total	11,989,870	$42.40		16,690,069

(1)	Includes the 2015 Plan, 2011 Plan and the 1993 Plan (2009 Restatement). There are no shares remaining available for grant under the 1993 Plan (2009 Restatement).

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of RSU awards or settlement of deferred stock units.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed of four directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” with the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews the CD&A on behalf of the Board.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended January 30, 2016 and the Company’s proxy statement.

Compensation Committee

David T. Kollat, Chair

E. Gordon Gee

Jeffrey H. Miro

Michael G. Morris

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “2015 Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Stuart B. Burgdoerfer	63,925(c)	*
Nicholas Coe	28,268(c)	*
E. Gordon Gee	8,285(d)	*
Dennis S. Hersch	10,322,318(d)(f)	3.57%
Donna A. James	42,551(d)	*
David T. Kollat	117,349	*
William R. Loomis, Jr.	97,209(d)	*
Charles C. McGuigan	44,403(c)(h)	*
Jeffrey H. Miro	102,117(d)	*
Michael G. Morris	14,395(d)	*
Stephen D. Steinour	11,058(d)	*
Allan R. Tessler	82,186	*
Sharen J. Turney	539,643(c)(e)	*
Abigail S. Wexner	12,904,920(g)	4.46%
Leslie H. Wexner	46,259,019(c)(h)(i)	15.98%
Raymond Zimmerman	124,643(d)(j)	*
All directors and executive officers as a group	47,607,228(c)-(j)	16.45%

*	Less than 1%

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 30, 2016.

(c)

Includes the following number of shares issuable within 60 days of January 30, 2016, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 14,219; Mr. Coe, 23,102; Mr. McGuigan, 16,884; Ms. Turney, 43,543; Mr. Wexner, 1,662,275; and all directors and executive officers as a group, 1,760,023.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Dr. Gee, 7,329; Mr. Hersch, 71,177; Ms. James, 30,188; Mr. Loomis, 86,945; Mr. Miro, 81,578; Mr. Morris, 4,285; Mr. Steinour, 1,058; Mr. Zimmerman, 91,285; and all directors as a group, 373,845. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board. Mr. Steinour has elected to receive pay-out of his deferred stock units over five years, and his total represents 1/5 of the units which he would be owed upon his termination from the Board.

(e)

Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Supplemental Retirement Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Ms. Turney, 84,213.

(f)

Includes 1,257,255 shares held by The Linden East Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner, and 8,992,886 shares held by The Linden West Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner.

(g)

Excludes 33,354,099 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 1,257,255 shares held by The Linden East Trust, as to which Mrs. Wexner shares voting and investment power with Mr. Hersch; 1,441,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust, in each case, as to which Mrs. Wexner shares voting and investment power with Mr. Wexner. Includes 10,014,409 shares directly owned by Mrs. Wexner.

(h)

Includes the following number of shares held in the Savings and Retirement Plan (as of January 30, 2016), over which Messrs. McGuigan and Wexner have investment but not voting power: Mr. McGuigan, 4,265; and Mr. Wexner, 1,851,959.

(i)

Includes 1,257,255 shares held by The Linden East Trust, 8,992,886 shares held by The Linden West Trust, 1,441,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund and The Beech Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust and The Linden West Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 10,014,409 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 15,954,371 shares directly owned by Mr. Wexner.

(j)	Includes 2,888 shares which are Mr. Zimmerman’s pro rata share of 8,664 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2015 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	46,259,019	15.98%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

PRIMECAP Management Company(2)	19,232,221	6.64%
225 South Lake Ave., #400
Pasadena, CA 91101

FMR LLC(3)	15,448,861	5.34%
245 Summer Street
Boston, MA 02210

The Vanguard Group(4)	14,739,270	5.09%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	As of January 30, 2016. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 53 and 54.

(2)

As of December 31, 2015, based solely on information set forth in the Schedule 13G/A filed February 12, 2016 by PRIMECAP Management Company. PRIMECAP Management Company has sole dispositive power over 19,232,221 shares and sole voting power over 4,411,542 shares.

(3)

Based solely on information set forth in the Schedule 13G filed February 12, 2016 by FMR LLC. FMR LLC has sole dispositive power over 15,448,861 shares and sole voting power over 665,299 shares and Abigail P. Johnson has sole dispositive power over 15,448,861 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)

As of December 31, 2015, based solely on information set forth in the Schedule 13G/A filed February 10, 2016 by The Vanguard Group. The Vanguard Group has sole dispositive power over 14,245,471 shares and sole voting power over 469,120 shares, and has shared dispositive power over 493,799 shares and shared voting power over 25,400 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed L Brands’ audited financial statements as of and for the year ended January 30, 2016 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees under applicable auditing and regulatory standards. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that L Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended January 30, 2016 for filing with the Commission.

We have appointed Ernst & Young LLP as L Brands’ independent registered public accountants.

Audit Committee

Donna A. James, Chair

David T. Kollat

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2015 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 30, 2016. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2015 and 2014 were approximately $4,243,000 and $4,072,700, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2015 and 2014 were approximately $258,000 and $155,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2015 and 2014 were approximately $110,000 and $130,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

The aggregate fees for all other services rendered by Ernst & Young LLP for the fiscal years ended 2015 and 2014 were approximately $369,000 and $0, respectively. The fees under this category that were paid in the fiscal year ended 2015 were for compliance-related advisory services.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2017 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before December 9, 2016.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2017 annual meeting other than as described above, the stockholder must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 18, 2017 and no later than March 20, 2017. The notice must contain the information required by the Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

Appendix A

L BRANDS, INC.

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH are hereby removed in their entirety, and the remaining articles of the Charter are hereby renumbered accordingly. Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH, which are hereby repealed, are shown below:

FIFTH. Section 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon. Any amendment to the Certificate of Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of the holders of not less than 75 percent of the outstanding shares entitled to vote thereon.

EIGHTH. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of any class of stock of the Corporation entitled to vote in the election of directors (such other corporation and any affiliate thereof being herein referred to as a “Related Corporation”), or (2) the Corporation sell, lease or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any such Related Corporation or securities issued by any such Related Corporation or in a merger of any affiliate of the Corporation with or into any such Related Corporation, or (4) the Corporation dissolve, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not apply (i) to any such merger, consolidation, sale, lease, or exchange, or issuance or delivery of assets or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent of the outstanding Common Stock by the Related Corporation, (ii) to any such transaction solely between the Corporation and another corporation 50 percent or more of the voting power of which is owned by the Corporation provided that the Certificate of Incorporation of the surviving corporation contains provisions substantially similar to those provided in Articles FIFTH, SIXTH, Section 1, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH, (iii) to any transaction between this Corporation and either (a) any stockholder who owned in excess of 10 percent of the Common Stock of the Corporation immediately after the merger of Limited Interim Ohio, Inc., an Ohio corporation, into The Limited Stores, Inc. an Ohio corporation or (b) any affiliate from time to time organized, established, or incorporated of a stockholder referred to in (iii) (a) above. For the purposes hereof, an “affiliate” is any person (including a corporation, partnership, association, trust, business entity, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales, leases, or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

ELEVENTH. Section 1. Amendment of Certain Articles. The provisions set forth in this Article ELEVENTH and in Article FIFTH (dealing with the amendment of bylaws), SIXTH, Section 1 (dealing with the classified Board), SEVENTH (dealing with the prohibition against stockholder action without meetings), EIGHTH (dealing with the 75 percent vote of stockholders required for certain reorganizations), NINTH (dealing with certain matters to be considered by the Board in evaluating certain offers), and TENTH (dealing with the removal of any director) may not be amended, altered, changed, or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon.

THIRTEENTH. The provisions set forth in Article TWELFTH and in this Article THIRTEENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in Article TWELFTH) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is an Interested Person (as defined in Article TWELFTH), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Interested Person.

Articles TENTH and TWELFTH, and Section 2 of Article ELEVENTH are hereby amended as shown below (with deletions highlighted in strike-through text and additions highlighted in underlined text):

TENTH. Any director may be removed at any annual or special stockholders’ meeting upon the ~~affirmative~~ vote of the holders of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present ~~of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon~~; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders’ meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

TWELFTH. Section 1. Vote Required for Certain Business Combinations. The affirmative vote of the holders of not less than ~~75 percent~~ a majority of the outstanding shares of “Voting Stock” (as hereinafter defined) held by stockholders other than an “Interested Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the ~~75 percent~~ exclusion of “Interested Persons” from this voting requirement shall not be applicable if:

(a) the “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person’s having become an Interested Person; or

(b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or “Other Consideration to be Received” (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the “Fair Price” (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation’s Voting Stock.

Section 2. Definitions. Certain words and terms as used in this Article TWELFTH shall have the meanings given to them by the definitions and descriptions in this Section.

2.1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (c) any merger or consolidation of an Interested Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the Voting power of any Interested Person with respect to Voting Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

2.2. Interested Person. The term “Interested Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

2.3 Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

2.4 Continuing Director. The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

2.5 Fair Price. The term “Fair Price” shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

2.6. Substantial Part. The term “Substantial Part” shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

2.7. Other Consideration to be Received. The term “Other Consideration to be Received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

Section 3. Determinations by the Continuing Directors. In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

ELEVENTH. ~~Section 2. Amendments Generally. Subject to the provisions of Section 1 of this Article ELEVENTH, t~~The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ADMITTANCE SLIP

2016 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 19, 2016

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway
Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed. Photographs or videos taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at www.lb.com or contact Investor Relations at (614) 415-7585.

L BRANDS, INC. ATTENTION: INVESTOR RELATIONS P.O. BOX 16000 THREE LIMITED PARKWAY COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:

1. Election of Directors	For	Against	Abstain

Nominees

01 Dennis S. Hersch	☐	☐	☐

02 David T. Kollat	☐	☐	☐

03 Leslie H. Wexner	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals:

2. Ratification of the appointment of	For	Against	Abstain
independent registered public
accountants	☐	☐	☐

3. Proposal to amend the certificate of
incorporation to remove supermajority
voting requirements	☐	☐	☐

4. Advisory vote to approve named
executive officer compensation	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

The Board of Directors recommends you vote AGAINST
the following proposal:
	For	Against	Abstain

5. Stockholder proposal on proxy access	☐	☐	☐

Note: Such other business as may
properly come before the
meeting or any
adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report

& Proxy Statement is/are available at www.proxyvote.com.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders

on May 19, 2016 8:30 AM

The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 19, 2016 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed

on reverse side)